As filed with the Securities and Exchange Commission on April 18, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VANDA PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	03-0491827
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)
9605 Medical Center Drive
Suite 300
Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)

VANDA PHARMACEUTICALS INC. 2006 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Mihael H. Polymeropoulos, M.D.
Chief Executive Officer
Vanda Pharmaceuticals Inc.
9605 Medical Center Drive
Suite 300
Rockville, Maryland 20850
(Name and address of agent for service)
(240) 599-4500
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price per	Aggregate Offering	Registration Fee
Title of Securities to be Registered	Registered(1)	Share(2)	Price(2)	(3)
Stock Options and Common Stock, $0.001 par value	1,500,000 shares	$8.61	$12,915,000	$1,381.91

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Vanda Pharmaceuticals Inc.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The offering price per share and aggregate offering price for the unissued stock options and shares of common stock are based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq National Market System on April 12, 2006.
(3)	Immediately prior to the filing of this Registration Statement, the Registrant has a positive balance of $2,827.14 with the SEC on account of an overpayment of the registration fee due in respect of its Registration Statement on Form S-1 (No. 333-130759). The above registration fee should be set off from such positive balance.

PART II
Information Required in the Registration Statement
Item 3 Incorporation of Documents by Reference
     Vanda Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):
(a)	The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the Registrant’s Registration Statement No. 333-130759 on Form S-1, together with any and all amendments thereto, in which there are set forth audited financial statements for each of the Registrant’s fiscal years ended December 31, 2004 and 2005;

(b)	The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-51863 on Form 8-A filed with the SEC on March 28, 2006, pursuant to Section 12 of the Securities Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description; and
     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant’s Bylaws provide for mandatory indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The

Registrant has entered into Indemnification Agreements with its directors and officers. The Indemnification Agreements provide the Registrant’s directors and officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Reference is made to Vanda Pharmaceuticals Inc.’s Registration Statement No. 000-51863 on Form 8-A, together with all amendments and exhibits thereto, which is incorporated herein by reference under Item 3(b) of this Registration Statement.

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian L.L.P.

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm
Item 9. Undertakings
     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2006 Equity Incentive Plan.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on this 18th day of April, 2006.

VANDA PHARMACEUTICALS INC.

By:	/s/ Mihael H. Polymeropoulos, M.D.

Mihael H. Polymeropoulos, M.D.
Chief Executive Officer
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Mihael H. Polymeropoulos, M.D. Mihael H. Polymeropoulos, M.D.	President and Chief Executive Officer and Director (principal executive officer)	April 18, 2006

/s/ Steven A. Shallcross Steven A. Shallcross	Senior Vice President, and Chief Financial Officer and Treasurer (principal financial and accounting officer)	April 18, 2006

* Argeris N. Karabelas, Ph.D.	Director	April 18, 2006

* Brian K. Halak, Ph.D.	Director	April 18, 2006

* Wayne T. Hockmeyer, Ph.D.	Director	April 18, 2006

* David Ramsay	Director	April 18, 2006

* James B. Tananbaum, M.D.	Director	April 18, 2006

* Richard W. Dugan	Director	April 18, 2006

*By:/s/ Mihael H. Polymeropoulos, M.D.
Mihael H. Polymeropoulos, M.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Reference is made to Vanda Pharmaceuticals Inc.’s Registration Statement No. 000-51863 on Form 8-A, together with all amendments and exhibits thereto, which is incorporated herein by reference under Item 3(b) of this Registration Statement.

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, L.L.P.

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm